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                                                                    EXHIBIT 4.10

                                                                October 19, 2004

Regiment Capital III, L.P.
c/o Regiment Capital Advisors, LLC
222 Berkeley Street, 12th Floor
Boston, MA 02116

     Re: $2,750,000 Bridge Loan

Ladies and Gentlemen:

     Reference is made to that certain bridge loan in the aggregate principal amount of $2,750,000 to Nord Resources Corporation (the "Borrower") represented by that certain promissory note (as amended, supplemented, refinanced or otherwise modified from time to time, the "Note"), dated the date hereof made by the Borrower in favor of Regiment Capital III, L.P. (the "Lender"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Note.

     It is a condition precedent to the obligation of the Lender to make the loan described in the Note that certain items be delivered to the Lender, certain of which items have not been so delivered.

     In order to facilitate the closing of the Loan within the time constraints requested by the Borrower, the Lender has agreed that certain closing requirements may be waived in whole or in part, as conditions to the initial disbursement under said financing arrangement. In consideration thereof, the Borrower has agreed to satisfy each of the following items set forth below within the corresponding time period set forth below, each to be in form and substance reasonably satisfactory to the Lender:

     1. Within forty-five (45) days of the date hereof, the Borrower shall deliver to the Lender, among other things, (i) a first mortgage lien encumbering the so-called Johnson Camp Mine (the "Property"), (ii) an assignment of all related leases, rents, deposits, letters of credit, income and profits, and
(iii) an assignment of all other contracts, agreements and personal property relating to the Property, all upon terms acceptable to Lender in its sole and absolute discretion. Prior to the date that the items in this paragraph 1 are due, Lender will conduct customary due diligence with respect to the Property, tenants, Borrower and any guarantor. Such due diligence will include receipt of title insurance, survey and third party reports including an MAI appraisal (in accordance with FIRREA standards) and environmental and engineering reports.

     2. Within thirty (30) days of the date hereof, the Borrower shall deliver to the Lender a deposit account control agreement for the Borrower's accounts held with Compass Bank.

     3. Within thirty (30) days of the date hereof, the Borrower shall deliver to the Lender a deposit account control agreement for the Borrower's account held with A.G. Edwards.

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     4. Within seven (7) days of the date hereof, the Borrower shall deliver a
Long Form Certificate of Good Standing issued by the Secretary of State of the State of Delaware. Within thirty (30) days of the date hereof, the Borrower shall deliver a Certificate of Good Standing or similar certificate issued by the Secretary of State of the State of New Mexico with respect to the Borrower.

     5. Within thirty (30) days of the date hereof, the Borrower shall deliver to the Lender all applicable Landlord Consent and Estoppel Certificate(s).

     6. Within sixty (60) days of the date hereof, the Borrower shall deliver to the Lender audited financial statements for fiscal year 2003 prepared in accordance with the requirements therefore required under the Note.

     7. Within thirty (30) days of the date hereof, the Borrower shall deliver to the Lender an upstream guaranty and a joinder to the Security Agreement from Cochise Aggregates & Materials, Inc.

     8. Within thirty (30) days of the date hereof, the Borrower shall deliver to the Lender certificates evidencing its ownership of 5,097,561 shares of the capital stock of Allied Gold Limited and 1 Class B share of capital stock of SRL Acquisition No. 1 Limited. The Borrower hereby represents and warrants to the Lender that the share amounts provided in this paragraph 8 represent the total number of shares of capital stock owned by the Borrower with respect to Allied Gold Limited and SRL Acquisition No. 1 Limited.

     The Borrower acknowledges and agrees that its failure (a) to satisfy any of the requirements set forth above within the time constraints set forth above with respect to such requirements or (b) to comply with any of the other terms or provisions of this letter agreement, shall constitute a Default (as defined in the Note) giving rise to all rights and remedies permitted to the Lender under the Note.

     This agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. No waiver, modification or amendment of any provision of this agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     Except as expressly provided herein, this agreement shall not act as a waiver or excuse of performance of any obligations contained in the Note.

                            [Signature page follows]

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                                        Very truly yours,

                                        NORD RESOURCES CORPORATION


                                        By: /s/ Erland Anderson
                                            ------------------------------------
                                        Name: Erland Anderson
                                        Title: President


AGREED AND ACCEPTED THIS
19th day of October, 2004

REGIMENT CAPITAL III, L.P.

By: Regiment Capital Management, LLC
    as its General Partner

By: Regiment Capital Advisors, LLC
    its Manager and pursuant to
    delegated authority


By: /s/ Timothy S. Peterson
    ---------------------------------
    Timothy S. Peterson
    President